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[LOGO]                                                              Exhibit 99.1


                  EPICEDGE NAMES NEW BOARD MEMBER

Austin, TX - October 11, 2001 - EpicEdge, Inc. (AMEX: EDG) a leading information technology consulting firm, today announced that Mark McManigal has been appointed to the Company's Board of Directors, effective immediately.

Mark McManigal is a Partner of the Edgewater Funds, a premier private equity and venture capital fund with more than $300 million in capital under management and investments in more than 75 companies nationwide. Mr. McManigal has been involved with Edgewater since 1991 and focuses primarily on the firm's information technology sector investments. Prior to joining Edgewater, he was a partner in a law firm where he specialized in transactional law, securities law and real estate transactions. Mr. McManigal also served as Vice President and General Counsel for Krause Gentle Corporation. He received his J.D. from the University of Iowa Law School and a B.S. in Business Administration from the University of Nebraska at Omaha.

"EpicEdge's long-standing relationship with Mr. McManigal and Edgewater Funds makes him a welcome addition to the Board." stated Richard Carter, Chief Executive Officer of EpicEdge. "His knowledge and experience will be invaluable in helping EpicEdge to achieve our goals of operational efficiency, measured expansion and long-term viability."

About EpicEdge
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving government, commercial and utility market customers. We enable our clients to meet their business goals through implementation and support of client/server and Internet enabled enterprise-wide (ERP) software packages, custom Web application development, and strategic consulting. EpicEdge excels at delivering successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel and proven project methodologies to deliver unmatched solutions. Our methodology is a focused, yet all-encompassing approach that provides customers maximum return on their software investment and lower total cost of ownership. This methodology encapsulates a holistic approach to technology that is driven by an organization's business needs.

Certain statements in this news release may constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of EpicEdge to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                      # # #
Company Contact:

Sam DiPaola                                                 Jean Albert
Investor Relations                                          Public Relations
sdipaola@epicedge.com                                       jalbert@epicedge.com
410-576-8935                                                212-894-2923